UNITED STATES
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ASGN Incorporated

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NYSE: ASGN
asgn.com
4400 Cox Road, Suite 110
Glen Allen, VA 23060

June 2, 2021

Dear Investor,

The purpose of this letter is to respond to the recent report issued by Institutional Shareholder Services Inc. (“ISS”) regarding the annual meeting of ASGN Incorporated (“ASGN”) scheduled for June 17, 2021. In the report, ISS recommends a vote AGAINST one of our directors, Mariel A. Joliet. We strongly disagree with ISS’s recommendation and urge you to vote FOR all of the Board’s nominees at the annual meeting.

In its report dated May 29, ISS erroneously stated that Ms. Joliet serves as a “non-independent member of the audit and compensation committees” and recommends against her reelection as a result of this incorrect statement. Ms. Joliet is NOT a member of either of our audit or compensation committees. While she serves as an adviser to each committee, she is not a voting member of either committee. Page 9 of ASGN’s 2021 proxy statement clearly depicts the members of each Board committee.

Ms. Joliet was deemed non-independent by the Board on March 18, 2021 as a result of banking advisory services that were paid to American Discovery Capital, LLC (“ADC”) in April of 2018. Ms. Joliet’s husband is a partner at ADC though he did not provide any services to ASGN during that engagement and no further services have been provided by ADC to ASGN since 2018. We feel that Ms. Joliet can act independently, and have already deemed that she will be designated as independent on January 1, 2022 when the NYSE-required three-year period following the year of a conflicted transaction is complete.

Ms. Joliet is a valuable addition to the Board. As the former Treasurer for Hilton Hotels Corporation and an investment banker at Wachovia Bank and Corestates Bank before that, she has extensive experience in financing, acquisitions, deal structuring, strategic planning and operational integration.

For all the reasons stated above, we urge you to vote FOR Ms. Joliet and each of the persons nominated by the Board.

Thank you for your consideration. Your support is important to us.

Sincerely,

/s/ Jeremy M. Jones
Jeremy M. Jones
Chairman

/s/ Theodore S. Hanson
Theodore S. Hanson
President and Chief Executive Officer